Exhibit 3.63

AMENDMENT TO CERTIFICATE OF INCORPORATION
OF
READER’S DIGEST SERVICES, INC.

The undersigned, being a Vice President of Reader’s Digest Services, Inc., a Delaware corporation (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:                                                           That ARTICLE FIRST of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

The name of the Corporation is PEGASUS SALES, INC.

SECOND:                                            That said amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this certificate on the 4th day of January, 1994.

/s/ Milan Kofol
Milan Kofol
Vice President

Attest:

/s/ Connie K. Beck
Connie K. Beck
Secretary